Exhibit 99.1

Media Release

Basel, Switzerland and Blue Bell, PA, USA – 10 September 2013

Roche and Inovio Pharmaceuticals partner on Inovio’s prostate cancer and hepatitis B immunotherapy products

Roche (SIX: RO, ROG; OTCQX: RHHBY) and Inovio Pharmaceuticals, Inc. (NYSE MKT: INO) announced today that they have entered into an exclusive worldwide license agreement to research, develop and commercialize Inovio’s highly-optimized, multi-antigen DNA immunotherapies targeting prostate cancer and hepatitis B. The licensed compounds are currently in preclinical development and have generated robust T-cell responses in animal models.

Roche acquired an exclusive license for Inovio’s DNA-based vaccines INO-5150 (targeting prostate cancer) and INO-1800 (targeting hepatitis B) as well as the use of Inovio’s CELLECTRA® electroporation technology for delivery of the vaccines. Roche also obtained an option to license additional vaccine opportunities in connection with a collaborative research program in oncology. Roche and Inovio will collaborate to further develop INO-5150 and INO-1800.

Under the terms of the agreement, Roche will make an upfront payment of USD $10 million to Inovio. Roche will also provide preclinical R&D support and payments for near-term regulatory milestones as well as payments upon reaching certain development and commercial milestones potentially up to USD $412.5 million. Additional development milestone payments could also be made to Inovio if Roche pursues other indications with INO-5150 or INO-1800. In addition, Inovio is entitled to receive up to double-digit tiered royalties on product sales.

Commenting on the deal, Hy Levitsky, Head of Cancer Immunology Experimental Medicine at Roche, said: “At Roche we are always interested in finding first-in-class and best-in-class therapies that may become the next generation treatments for patients with different types of cancer. INO-5150 will allow promising combination opportunities with the Roche portfolio, particularly with our emerging cancer immunotherapy molecules.” Janet Hammond, Head of Infectious Diseases Discovery & Translational Area at Roche, added: “We are very excited to have this potentially very important and novel mechanism of action as part of our portfolio as we seek to address the significant unmet medical need in chronic hepatitis B infection.”

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“This partnership represents an important milestone in Inovio’s growth and maturing product portfolio. Roche brings to our immunotherapy candidates its leadership position and track record for developing and marketing innovative first-in-class therapies,” said Dr. J. Joseph Kim, Inovio’s President and CEO. “Collaborating with the world’s preeminent oncology development partner allows us to rapidly advance two of our promising near-clinical stage immunotherapy products from our product pipeline as we continue development of our phase II lead product, VGX-3100, for treatment of HPV-related cancers and dysplasia.”

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About INO-5150 for Prostate Cancer

Inovio’s dual-antigen synthetic DNA vaccine (INO-5150) targets prostate-specific membrane antigen (PSMA) and prostate-specific antigen (PSA). A study in monkeys showed that vaccination with INO-5150 generated strong and robust T-cell immune responses that were the highest generated by a PSA-based immunotherapy in animal studies and were similar to the immune responses generated by VGX-3100, Inovio’s phase II-stage therapeutic HPV vaccine that generated best-in-class T-cell responses in a phase I study.

Inovio’s SynCon® DNA vaccine for prostate cancer was designed with PSA and PSMA synthetic consensus immunogens based on human and macaque sequences, resulting in amino acid sequences that differ slightly from the native human protein. In humans, this novel approach is utilized to help the body’s immune system recognize cancerous cells created in the body as ‘foreign’, overcoming the body’s self-tolerance of these cells and mounting an immune response to clear them.

About INO-1800 for Hepatitis B

Inovio has reported preclinical data showing its hepatitis B vaccine (INO-1800) generated strong T-cell and antibody responses that led to the elimination of targeted liver cells in mice. These results indicate this DNA vaccine’s potential to treat hepatitis B infection and prevent further development of the infection into liver cancer in humans.

In a preclinical study, researchers found the vaccine-specific T-cells exhibited a killing function, and could migrate to and stay in the liver and cause clearance of target cells without evidence of liver injury. This was the first study to provide evidence that intramuscular immunization can induce killer T-cells that can migrate to the liver and eliminate target cells.

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To provide worldwide rights to Roche, Inovio has re-acquired its hepatitis B, Asian-country rights from Inovio’s international affiliate.

Disease Background

Prostate Cancer

Prostate cancer is the second most frequently diagnosed cancer of men. Nearly three-quarters of the registered cases occur in developed countries. Accounting for nearly 300,000 deaths each year, prostate cancer is the sixth leading cause of death from cancer in men. The development of a new treatment for prostate cancer would be a significant medical advancement given that present treatment options (surgery, radiation and hormone deprivation), while somewhat effective, all carry deleterious side effects and are often not a long-term cure.

Hepatitis B and Liver Cancer

Hepatitis B is a disease characterized by inflammation of the liver. The virus is extremely infectious – 100 times more so than HIV – and 400 million people are chronically infected worldwide. Hepatitis B contributes to an estimated 1 million deaths worldwide each year.

Liver cancer is the third most common cancer and the most deadly, killing most patients within five years of diagnosis. About 600,000 new cases arise each year. One of the major causes and risk factors for liver cancer is infection by hepatitis B.

About Inovio Pharmaceuticals, Inc.

Inovio is revolutionizing vaccines to prevent and treat today’s cancers and challenging infectious diseases. Its SynCon® vaccines, in combination with its proprietary electroporation delivery, are generating best-in-class immune responses, with therapeutic T-cell responses exceeding other technologies in terms of magnitude, breadth, and response rate. Human data to date have shown a favorable safety profile. Inovio’s lead vaccine, a therapeutic against HPV-caused pre-cancers and cancers, is in phase II. Other phase I and preclinical programs target prostate, breast, and lung cancers as well as HIV, influenza, malaria and hepatitis C virus. Partners and collaborators include the University of Pennsylvania, Merck, NIH, HIV Vaccines

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Trial Network, National Cancer Institute, U.S. Military HIV Research Program, University of Southampton, US Dept. of Homeland Security, University of Manitoba and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.

About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, infectious diseases, inflammation, metabolism and neuroscience. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2012 Roche had over 82,000 employees worldwide and invested over 8 billion Swiss francs in R&D. The Group posted sales of 45.5 billion Swiss francs. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

This press release contains certain forward-looking statements relating to Inovio’s partnership with Roche related to Inovio’s Hepatitis B and prostate cancer immunotherapeutic products, in addition to Inovio’s business, including our plans to develop other electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein, including realization of any and all projected development or sales milestone payments, as a result of a number of factors, including Roche’s change in business resulting in the amendment or termination of the Agreement, uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company

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and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, our Form 10-Q for the quarter ended June 30, 2013, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.

For further information:

Roche Partnering

Emilie Vincent, Head of Roche Partnering Communications, emilie.vincent@roche.com

Inovio

Investors: Bernie Hertel, Inovio Pharmaceuticals, +1858-410-3101, bhertel@inovio.com

Media: Jeff Richardson, Inovio Pharmaceuticals, +1 267-440-4211, jrichardson@inovio.com

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